As filed with the Securities and Exchange Commission on September 29, 2010.
Registration No. 333-169347

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELSTER GROUP SE
(Exact name of registrant as specified in its charter)

Federal Republic of Germany (State or other jurisdiction of incorporation or organization)	3829 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Frankenstrasse 362
45133 Essen, Germany
+49 201 54 58 0
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John D. Bluth
Elster Solutions, LLC
208 South Rogers Ln
Raleigh, NC 27610-2144
+1 (919) 212-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ward A. Greenberg Cleary Gottlieb Steen & Hamilton LLP Main Tower, Neue Mainzer Strasse 52 60311 Frankfurt Am Main, Germany +49 69 97 103 0	John D. Watson, Jr. Latham & Watkins LLP 53, quai d’Orsay 75007 Paris, France +33 1 4062 2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price (1)	Fee (4)
Ordinary Shares, nominal value €1 per share, offered by the registrant (2)	$175,000,032	$12,478
Ordinary Shares, nominal value €1 per share, offered by Rembrandt Holdings S.A. (2)(3)	$154,464,480	$11,014
Ordinary Shares, nominal value €1 per share, offered by Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG (2)	$5,875,488	$419

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.

(2)	Each American Depositary Share, or ADS, represents one-fourth of an ordinary share. ADSs issuable upon deposit of the ordinary registered shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.

(3)	Includes up to 607,500 ordinary shares represented by 2,430,000 ADSs that the underwriters have the option to purchase solely to cover over-allotments, if any.

(4)	Registration fee has previously been paid in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 4 to Form F-1 is filed solely for the purpose of filing exhibits to the Registration Statement on Form F-1 (Registration No. 333-169347) filed by Elster Group SE with the Securities and Exchange Commission on September 13, 2010, as amended through the date hereof (the “Registration Statement”). This Amendment consists of this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. It does not contain a copy of the preliminary prospectus included in Amendment No. 3 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under German law, Elster Group SE may not, as a general matter, indemnify members of its Administrative Board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of the company. We will indemnify our Administrative Board members and Managing Directors, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.

We have provided directors’ and officers’ liability insurance for the members of the Administrative Board against civil liabilities, including liabilities under the Securities Act, which they may incur in connection with their activities on behalf of Elster Group SE. The Registrant will continue to provide insurance for the indemnification of its officers and directors against such liability, as well as against liabilities under the Securities Act.

In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, the Registrant, members of the Registrant’s Administrative Board and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 7.	Recent Sales of Unregistered Securities

The Registrant has not sold any securities, registered or otherwise, within the past three years, except for the shares issued in connection with recapitalizations occurring in December 2008 and October 2009 and the amendment of non-convertible preferred equity certificates “B” to a loan, which issuances and amendment were not subject to the provisions of the Securities Act in accordance with Regulation S thereunder.

In December 2008, the Registrant reclassified its 52,830 existing shares as 52,830 Class B Shares and issued one Class A Share to Elster Holdings S.A. for a contribution in kind in which Elster Holdings S.A. contributed its 198,573,625 non-convertible preferred equity certificates “A” and its 37,325,085 non-convertible preferred equity certificates “B” to the Registrant’s equity. In October 2009, the Registrant issued 15 million new Class B Shares against conversion to share capital of other reserves in that amount. Rembrandt Holdings S.A. subscribed for 13,500,000 of the new Class B Shares and the Management KG subscribed for the other 1,500,000 new Class B Shares. The Registrant further converted both the accrued but unpaid preferred dividends related to the Class A Share in an amount of €15,714,753 and the share premium in the amount of €293,217,142 into share capital through the issuance of 308,931,895 new Class A Shares to Rembrandt Holdings S.A. In addition, the Registrant reclassified all of the Class B Shares as ordinary shares and converted the Class A shares into preferred shares. The Registrant also amended the terms and conditions of the remaining 3,903,914 non-convertible preferred equity certificates “B” held by Management KG and the loan continues to exist as a shareholder loan in the amount of €3,903,914.

The shares and loan described above were issued in offshore transactions, no directed selling efforts were made in the United States by the Registrant in connection with the issuances and amendment and, at the time of the issuances and amendment, there was no substantial U.S. market interest in the shares or loan.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, Elster Group SE has filed certain agreements as exhibits to this registration statement on Form F-1. These agreements have been included to provide investors with information regarding their terms and are not intended to provide any other factual information about Elster Group SE. These agreements may contain representations and warranties by the parties that have been made solely for the benefit of the other party or parties to such agreements, and such representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to such agreements if those statements turn out to be inaccurate, (ii) may have been qualified by disclosures that were made to such other party or parties and that either have been reflected in the company’s filings or are not required to be disclosed in those filings, (iii) may apply materiality standards different from what may be viewed as material to investors and (iv) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments. Accordingly, these representations and warranties may not describe Elster Group SE’s actual state of affairs at the date hereof.

Exhibit
No.	Description

1.1†	Form of Underwriting Agreement.
2.1†	Sale and Purchase Agreement relating to the Ipsen Group Companies.
3.1†	Articles of Association of Elster Group SE (English translation).
3.2†	Form of Articles of Association of Elster Group SE in effect following the offering (English translation) marked to show changes from the current version of the Articles of Association filed as Exhibit 3.1.
4.1†	Form of specimen of ordinary registered share certificate and English translation.
4.2†	Form of Deposit Agreement among Elster Group SE, Deutsche Bank Trust Company Americas and holders of American Depositary Receipts.
4.3†	Form of American Depositary Receipt (included in Exhibit 4.2).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to U.S. tax matters.
8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to German tax matters.
10.1†	Senior Facilities Agreement as most recently amended on 11 January 2010.
10.2†	Amendment Deed in respect of the Senior Facilities Agreement dated 11 January 2010.
10.3†	Terms and Conditions of Non-Convertible “B” Preferred Equity Certificates dated 9 September 2005.
10.4†	Amendment Agreement dated 30 November 2009 Regarding the Non-Convertible Preferred Equity Certificates “B” dated 9 September 2005.
10.5†	Shareholder Loan Agreement dated 30 November 2009 (included in Exhibit 10.4).
10.6†	Amendment and Restatement Agreement in Respect of an Investment and Shareholders Agreement Regarding Investments in Elster Group S.à.r.l. (formerly Gold Silver S.à.r.l) dated 8 September 2005 as amended and restated from time to time.
10.7†	Form of Partnership Agreement Regarding Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG dated 8 September 2005 (as last amended by resolution by way of circular procedure on 22 November 2007).
10.8†	Form of Agreement on the Sale and Assignment of a Limited Partnership Interest.
21†	List of Significant Subsidiaries and Associated Companies of Elster Group SE.
23.1†	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.
23.2†	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibits 5.1, 8.1 and 8.2).
23.3†	Consent of ABS Energy Research.

Exhibit
No.	Description

23.4†	Consent of Cognyst Advisors, L.L.C.
23.5†	Consent of L.E.K. Consulting GmbH.
23.6	Withdrawn.
23.7†	Consent of Michael Cannon.
23.8†	Consent of John J. Delucca.
24†	Power of Attorney as set forth on the signature page of this registration statement.

†	Previously filed.

(b)  Financial Statement Schedules

The Condensed Parent-Only Financial Statements of Elster Group SE are included herein and begin on page S-1 hereto.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iv) For the purposes of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a  any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

d  any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Financial Statement Schedule

Condensed Parent-Only Financial Statements of Elster Group SE, Essen, Germany

ELSTER GROUP SE

CONDENSED PARENT-ONLY STATEMENT OF INCOME
for the years ended December 31,
(in thousands of US Dollar ($), except share data)

	2009	2008	2007

Income from investments
Equity in net income (loss) of Elster Holdings GmbH	$62,398	$-84,325	$-11,381
Equity in income of and gain from sale of Ipsen Group	0	0	101,942
Expenses
General and administrative expenses	$-16,053	$-7,816	$-9,154
Other operating income (expense), net	3,218	4,586	-4,522

	$49,563	$-87,555	$76,885
Interest expense, net	-821	-4,183	-4,548

Income (loss) from before income tax	$48,742	$-91,738	$72,337
Income tax benefit	146	0	0

Net income (loss)	$48,888	$-91,738	$72,337

See accompanying notes to consolidated financial statements.

ELSTER GROUP SE

CONDENSED PARENT-ONLY BALANCE SHEETS
as at December 31,
(in thousands of US Dollar, except share data)

	2009	2008

Assets
Current assets
Cash and cash equivalents	$302	$320
Accounts receivable	7	360
Receivables from related parties	0	513
Prepaid expenses	1,091	0
Other current assets	1,149	234

Total current assets	$2,549	$1,427

Noncurrent assets
Fixtures, furnitures and office equipment	58	126
Investment in Elster Holdings GmbH	453,229	434,907
Deferred tax assets	369	0

Total noncurrent assets	$453,656	$435,033

Total assets	$456,205	$436,460

Liabilities and Equity
Current liabilities
Payroll, bonuses and related accruals	$4,526	$2,183
Accounts payable	2,587	390
Other current liabilities	32,409	21,003
Deferred tax liabilities	132	0

Total current liabilities	$39,654	$23,576

Equity
Preferred shares, € 1 nominal value (308,931,920 and 293,217,167 shares issued and outstanding as of December 31, 2009 and 2008)	436,465	410,825
Ordinary shares, € 1 nominal value (16,320,750 shares authorized, issued and outstanding as of December 31, 2009 and 2008)	20,040	20,040
Additional paid-in capital	70,132	103,382
Accumulated deficit	-138,393	-161,641
Accumulated other comprehensive income	28,307	40,278

Total equity	$416,551	$412,884

Total liabilities and equity	$456,205	$436,460

See accompanying notes to consolidated financial statements.

ELSTER GROUP SE

CONDENSED PARENT-ONLY STATEMENTS OF CASH FLOWS
for the years ended December 31,
(in thousands of US Dollar ($))

	2009	2008	2007

Cash flows used in operating activities	$-61	$-71	$-303
Purchases of fixtures, furnitures and office equipment	-3	-4	-4
Proceeds from disposals of fixtures, furnitures and office equipment	37	2	2
Proceeds from disposal of Ipsen Group	0	0	108,290
Investment in Elster Holdings GmbH	0	0	-108,290

Net cash flow from (used in) investing activities	$34	$-2	$-2
Net decrease in cash and cash equivalents	-27	-73	-305
Effect of exchange rate fluctuations on cash held	9	50	-49
Cash and cash equivalents at January 1	320	343	697

Cash and cash equivalents at December 31	$302	$320	$343

See accompanying notes to consolidated financial statements

ELSTER GROUP SE

NOTES TO THE CONDENSED PARENT-ONLY FINANCIAL STATEMENTS
(in thousands of US Dollar)

1.	Corporate information

Elster Group SE, Essen, Germany, was originally incorporated as Gold Silver S.à r.l. on October 4, 2004 as a Luxembourg corporation to serve as a vehicle for private equity funds managed by CVC Capital Partners; it acquired the Ruhrgas Industries Group from E.ON Ruhrgas AG on September 12, 2005. After being renamed Nightwatch Investments S.à r.l. and further renamed Elster Group S.à r.l. on March 15, 2006, it was legally reorganized and became Elster Group SE, Luxembourg. Elster Group SE transferred its jurisdiction of incorporation from Luxembourg to Essen, Germany, on February 23, 2010 and is now a German corporation. The name changes and legal reorganizations were transactions under common control of the owners.

Elster Group SE owns all of the common shares of its subsidiary Elster Holdings GmbH (“Elster Holdings”). The business of Elster Holdings and its subsidiaries (hereinafter referred as the “Company” or “Elster Group”) is the development, manufacturing and distribution of metering solutions for water, gas and electricity, as well as gas utilization and distribution products. The products and services are offered in more than 130 countries for both residential and commercial and industrial customers.

Prior to its disposition in 2007, Elster Group SE also owned all of the equity of Ipsen Group.

2.	Basis of preparation

The condensed parent-only financial statements have been prepared in accordance with SEC Regulation S-X, Article 5-04 and Rule 12-04, Schedule I, because the net assets of Elster Holdings exceed 25% of the consolidated net assets of Elster Group SE. The investment in Elster Holdings is separately presented on the condensed parent-only balance sheets; Elster Group’s share in the net income (loss) of Elster Holdings is determined under the equity method of accounting for purposes of these condensed parent-only financial statements of Elster Group SE.

Elster Holdings is party to a senior facilities agreement with a syndicate of banks (“SFA”) which contains a number of covenants and restrictions, which are applicable for as long as any balance is outstanding or may be drawn or any commitment to provide funding is in place. The covenants are defined in the contract and provide a restriction on the payment of dividends or extension of loans or advances by Elster Holdings and those of its subsidiaries that are borrowers under the SFA to Elster Group SE; Elster Holdings and its relevant subsidiaries account for more than 25% of the consolidated equity attributable to Elster Group SE at December 31, 2009.

Certain information and disclosures normally required in accordance with U.S. generally accepted accounting principles has been condensed or omitted. The parent-only financial statements should be read in conjunction with the consolidated financial statements of Elster Group SE and subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Essen, Germany, on this 29th day of September, 2010.

ELSTER GROUP SE

By:	/s/ Christoph Schmidt-Wolf
Christoph Schmidt-Wolf
Chief Financial Officer

By:	/s/ Thomas Preute
Thomas Preute
Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 has been signed by the following persons in the capacities held as of September 29, 2010.

Signature	Title

/s/ Simon Beresford-Wylie Name: Simon Beresford-Wylie	(Principal Executive Officer and Member of the Administrative Board)

/s/ Christoph Schmidt-Wolf Name: Christoph Schmidt-Wolf	(Principal Financial Officer and Principal Accounting Officer)

/s/ Howard Dyer Name: Howard Dyer	(Chairman and Member of the Administrative Board)

/s/ Gregor Hilverkus Name: Gregor Hilverkus	(Member of the Administrative Board)

/s/ Steven Koltes Name: Steven Koltes	(Member of the Administrative Board)

/s/ Marc Strobel Name: Marc Strobel	(Member of the Administrative Board)

Elster Solutions LLC

By:	/s/ John Bluth
Name: John Bluth
Title: Vice President, Investor Relations and Group Communications

Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
No.	Description

1.1†	Form of Underwriting Agreement.
2.1†	Sale and Purchase Agreement relating to the Ipsen Group Companies.
3.1†	Articles of Association of Elster Group SE (English translation).
3.2†	Form of Articles of Association of Elster Group SE in effect following the offering (English translation) marked to show changes from the current version of the Articles of Association filed as Exhibit 3.1.
4.1†	Form of specimen of ordinary registered share certificate and English translation.
4.2†	Form of Deposit Agreement among Elster Group SE, Deutsche Bank Trust Company Americas and holders of American Depositary Receipts.
4.3†	Form of American Depositary Receipt (included in Exhibit 4.2).
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to U.S. tax matters.
8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to German tax matters.
10.1†	Senior Facilities Agreement as most recently amended on 11 January 2010.
10.2†	Amendment Deed in respect of the Senior Facilities Agreement dated 11 January 2010.
10.3†	Terms and Conditions of Non-Convertible “B” Preferred Equity Certificates dated 9 September 2005.
10.4†	Amendment Agreement dated 30 November 2009 Regarding the Non-Convertible Preferred Equity Certificates “B” dated 9 September 2005.
10.5†	Shareholder Loan Agreement dated 30 November 2009 (included in Exhibit 10.4).
10.6†	Amendment and Restatement Agreement in Respect of an Investment and Shareholders Agreement Regarding Investments in Elster Group S.à.r.l. (formerly Gold Silver S.à.r.l) dated 8 September 2005 as amended and restated from time to time.
10.7†	Form of Partnership Agreement Regarding Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG dated 8 September 2005 (as last amended by resolution by way of circular procedure on 22 November 2007).
10.8†	Form of Agreement on the Sale and Assignment of a Limited Partnership Interest.
21†	List of Significant Subsidiaries and Associated Companies of Elster Group SE.
23.1†	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.
23.2†	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibits 5.1, 8.1 and 8.2).
23.3†	Consent of ABS Energy Research.
23.4†	Consent of Cognyst Advisors, L.L.C.
23.5†	Consent of L.E.K. Consulting GmbH.
23.6	Withdrawn.
23.7†	Consent of Michael Cannon.
23.8†	Consent of John J. Delucca.
24†	Power of Attorney as set forth on the signature page of this registration statement.

†	Previously filed.